                                                                      EXHIBIT 11

                              ETEC SYSTEMS, INC.
           COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                            THREE MONTHS ENDED       NINE MONTHS ENDED
                                                APRIL 30,                APRIL 30,
                                            -------------------      ------------------
                                              1997       1996          1997       1996
                                           ---------  ---------      --------  --------
Weighted average common shares
 outstanding                                  21,334    17,860         20,538    15,936

Weighted average common stock
 equivalents calculated by the treasury
 stock method applied to options and
 warrants issued                               1,164     1,680          1,269     1,814
                                             -------   -------        -------   -------

Weighted average common shares and
 equivalents                                  22,498    19,540         21,807    17,750
                                             =======   =======        =======   =======

Net income                                   $ 7,606   $15,696        $22,176   $21,846
                                             =======   =======        =======   =======

Net income per share                         $  0.34   $  0.80        $  1.02   $  1.23
                                             =======   =======        =======   =======
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